Exhibit 5.8

[LETTERHEAD OF SMITH MOORE LEATHERWOOD, LLP]

October 10, 2014

Sabra Health Care Limited Partnership

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Sabra Capital Corporation

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Ladies and Gentlemen:

We have acted as special counsel to SB Fountain City, LLC (the “Georgia Guarantor”) in connection with (i) the Fifth Supplemental Indenture dated as of September 29, 2014 (the “Fifth Supplemental Indenture”) by and among Sabra Health Care Limited Partnership, a Delaware limited partnership, and Sabra Capital Corporation, a Delaware corporation (each, an “Issuer” and, together, the “Issuers”), Sabra Health Care REIT, Inc., a Maryland corporation (the “Parent”), certain direct or indirect subsidiaries of the Parent, including the Georgia Guarantor, and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) to the Indenture, dated as of May 23, 2013, by and among the Issuers, the Parent and the Trustee (the “Indenture”), and (ii) the guarantee to be delivered in connection with the Notes (as defined below) by the Georgia Guarantor (such guarantee together with the Fifth Supplemental Indenture, the “Transaction Documents”). This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-188696) filed on May 20, 2013 by the Parent, the Issuers and the Co-Registrants (as defined therein), including the Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by the Post-Effective Amendment No. 2 filed on September 30, 2014 by the Parent, the Issuers and the Co-Registrants (as defined therein), including the Georgia Guarantor, with the Commission under the Securities Act (as so amended, the “Registration Statement”) relating, among other things, to the issuance and sale from time to time of debt securities under the Securities Act, which debt securities may be fully and unconditionally guaranteed by the Subsidiary Guarantors (as defined in the Registration Statement) and (ii) the prospectus supplement, dated October 1, 2014 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement relating to the issuance and sale by the Issuers of up to $150,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 (the “Notes”).

Sabra Health Care Limited Partnership

Sabra Capital Corporation

October 10, 2014

As such counsel, we have examined and are familiar with the following:

(a) The Transaction Documents;

(b) Articles of Organization of Georgia Guarantor filed with the Georgia Secretary of State (the “Secretary”) on August 23, 2010 and effective as of August 24, 2010;

(c) Articles of Entity Conversion of SB Fountain City, Inc. into Georgia Guarantor filed with the Secretary on August 23, 2010 and effective as of August 24, 2010;

(d) Amended and Restated Operating Agreement of Georgia Guarantor dated as of June 21, 2011 and purporting to be effective as of November 16, 2010;

(e) Action by Written Consent of the Sole Member of Georgia Guarantor dated as of September 29, 2014;

(f) Certificate of Georgia Guarantor dated as of the date hereof certifying the documents set forth in clauses (b) – (e) above, the incumbency of signatories, and the delivery of the Transaction Documents;

(g) Certificate of the Secretary dated September 26, 2014, attesting to the continued legal existence and limited liability company good standing in Georgia for Georgia Guarantor.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture. The Certificate described in clause (f) above is referred to as the “Certificate”. The documents described in clauses (b) – (d) above are referred to collectively as the “Organizational Documents”.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the completeness of all the Georgia Guarantor’s limited liability company records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We have also relied upon and assumed the accuracy of all information, representations and warranties made by the persons signing the Certificate (whether in the Transaction Documents, in the documents described in clauses (e) and (f) above, or otherwise) and upon certificates of public officials with respect to the factual determinations underlying the legal conclusions set forth herein. We have not attempted to verify independently such representations and statements. Without limiting the foregoing, we have not conducted a search of any electronic databases, or the dockets of any court, or of any administrative or other regulatory agency.

The opinions expressed in paragraph 1 below are based solely on the certificate referred to in clause (g) above and are limited accordingly, and, as to such matters, our opinions are rendered as of the date of such certificate. We express no opinion as to the tax good standing of the Georgia Guarantor in any jurisdiction.

Sabra Health Care Limited Partnership

Sabra Capital Corporation

October 10, 2014

We are opining herein solely as to the state laws of the State of Georgia. To the extent that the laws of any other jurisdiction govern the matters as to which we are opining herein, we have assumed, with your permission and without independent investigation, that such laws are identical to the state laws of the State of Georgia, and we express no opinion as to whether such assumption is reasonable or correct. For purposes of our opinions expressed below, we have assumed that the facts and law governing the future performance of the Georgia Guarantor of its respective obligations under the Transaction Documents will be identical to the facts and law governing their performance on the date of this opinion.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Georgia Guarantor is a limited liability company, validly existing and in good standing under the laws of the State of Georgia.

2. The execution, delivery and performance of the Transaction Documents by the Georgia Guarantor has been duly authorized by all requisite limited liability company action on behalf of the Georgia Guarantor, and the Fifth Supplemental Indenture has been duly executed and delivered by the Georgia Guarantor.

3. The execution and delivery by the Georgia Guarantor of the Transaction Documents and the consummation by the Georgia Guarantor of the transactions contemplated thereby do not violate the provisions of the Georgia Guarantor’s Organizational Documents.

This opinion is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts and circumstances which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about October 10, 2014 in accordance with the requirements of Rule 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Smith Moore Leatherwood LLP